                                                Exhibit 99.1

KFORCE REPORTS FOURTH QUARTER 2021 REVENUE OF $410.4 MILLION, UP NEARLY 18% YEAR-OVER-YEAR, PER BILLING DAY
TECHNOLOGY REVENUES UP 32% YEAR-OVER-YEAR, PER BILLING DAY
EPS OF $0.98, UP 14.0% YEAR-OVER-YEAR
BOARD OF DIRECTORS APPROVES A 15% INCREASE IN DIVIDEND AND INCREASE IN SHARE REPURCHASE AUTHORIZATION
TAMPA, FL, February 7, 2022 — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its fourth quarter and full year 2021.
Fourth Quarter 2021 Financial Highlights
•Revenue for the quarter ended December 31, 2021 was $410.4 million compared to $354.0 million for the quarter ended December 31, 2020, an increase of 17.8%, per billing day.
•Technology revenue increased 32.0% year-over-year and 7.8% sequentially, per billing day.
•FA revenue decreased 25.5% year-over-year, per billing day, due to the expected decline in COVID revenues, but grew 2.4% sequentially, per billing day.
•Gross profit margins increased 80 basis points year-over-year in the quarter ended December 31, 2021 due to a greater mix of Direct Hire revenue and a slight expansion in Flex gross profit margins.
•Selling, general and administrative expenses as a percentage of revenue in the quarter ended December 31, 2021 was 22.9%, which increased 170 basis points from the quarter ended December 31, 2020.
•Net income for the quarter ended December 31, 2021 was $20.6 million, or $0.98 per share, as compared to $18.3 million, or $0.86 per share, for the quarter ended December 31, 2020. These represent increases of 12.4% and 14.0%, respectively.
Full Year 2021 Financial Highlights
•Revenue for the year ended December 31, 2021 of approximately $1.6 billion increased 13.9% year-over-year, per billing day.
•Technology revenue increased approximately 22% year-over-year, per billing day.
•Operating margins of 6.7% increased 100 basis points on a year-over-year basis due to an increase in gross profit margins of 60 basis points and improved leverage from our revenue growth.
•Earnings per share of $3.54 per share increased approximately 35% year-over-year.
•We returned $74.5 million of capital to our shareholders in the form of open market repurchases totaling $54.4 million and quarterly dividends totaling $20.1 million during the year ended December 31, 2021.
Management Commentary
Joseph J. Liberatore, President and Chief Executive Officer, commented, “Fourth quarter results put a solid exclamation point on a tremendous 2021 for Kforce. For the full year, we were successful in delivering record revenues of nearly $1.6 billion, which grew approximately 14% year-over-year. Perhaps most notable in 2021 was the record level of full-year organic growth we delivered in our Technology business of approximately 22%, which meaningfully accelerated as the year progressed to greater than 30% growth in the fourth quarter of 2021. We have driven significant, strategic change at Kforce over the last decade and we believe our Firm is ideally positioned to continue to provide exceptional results and returns to our shareholders. We have narrowed Kforce’s strategic focus and now have 85% of our business focused on providing domestic technology talent solutions to innovative and industry leading companies. This strategic shift was bold and transformative but well-founded in our belief that technology was going to be at the epicenter of virtually every business strategy. The benefit of this strategic shift can be seen in the exceptional results that we have delivered over the last several years. We believe we have the right team in place to capture additional market share within what we believe will be a continued extraordinarily strong demand environment for our services.”
David M. Kelly, Chief Financial Officer, commented, ”We are extremely pleased with our performance in 2021 and believe that our strategic position and the momentum we are carrying into 2022 has positioned us well to continue delivering significantly above-market revenue growth. As revenues have meaningfully expanded, we have also enhanced our profitability as demonstrated by achieving record earnings per share of $3.54, an increase of approximately 35% year-over-year. Our business continues to generate significant operating cash flows and we were again active in repurchasing nearly $10 million of stock during the fourth quarter. Given our confidence in our future growth prospects, we expect to remain active in repurchasing our shares at current stock price levels. To support our intentions going forward, our Board of Directors (“Board”) recently approved an increase in share repurchase authorizations under our existing repurchase program to $100 million. As an additional signal of our belief in the strength of our operating trends going into 2022, our Board approved an increase of approximately 15% to our quarterly dividend from $0.26 per share to $0.30 per share, effective in the first quarter. This dividend will be payable on March 25, 2022, to shareholders of record as of the close of business on March 11, 2022.”
Ralph Struzziero, currently serving as the lead independent director, has notified the Board that he will not stand for re-election at the 2022 Annual Meeting of Shareholders. David L. Dunkel, Chairman, said, "On behalf of the entire Board, I want to thank Ralph for his dedicated service and the wisdom and guidance he has provided for more than 40 years. Ralph has been instrumental in shaping Kforce to be a leading provider of technology and finance & accounting talent solutions.”
First Quarter 2022 - Guidance
Looking forward to the first quarter of 2022, there will be 64 billing days, as compared to 61 billing days in the fourth quarter of 2021, and 63 billing days in the first quarter of 2021. Relative to the fourth quarter of 2021, operating margins are impacted by payroll tax resets by approximately 150 basis points and earnings per share is negatively impacted by approximately 21 cents.
Current estimates for the first quarter of 2022 are:
•Revenue of $403 million to $411million
•Earnings per share of $0.72 to $0.80
•Gross profit margin of 28.1% to 28.3%
•Flex gross profit margin of 25.7% to 25.9%
•SG&A expense as a percent of revenue of 22.2% to 22.4%
•Operating margin of 5.4% to 5.8%
•WASO 20,700
•Effective tax rate of 26.5%
Full Year 2022 – Financial Expectations
The information below reflects our 2022 financial expectations, which contemplates: (a) solid continued growth in our Technology business of at least 15% year-over-year; (b) an overall decline in our FA business due to the year-over-year impact of the repositioning of our business to focus on higher skilled positions and the elimination of COVID-19 revenue streams with a partial offset of market growth in our ongoing FA business; and (c) enhanced profitability levels.
•Revenue of at least $1.7 billion
•Earnings per share of at least $4.20
•Operating margins of at least 7.0%

For 2022, there will be 253 billing days as compared to 252 billing days in 2021. There is one more billing day in the first quarter of 2022 compared to 2021.
Conference Call and Annual Meeting
On Monday, February 7, 2022, Kforce will host a conference call at 5:00 p.m. E.T. to discuss these results. The dial-in number is (866) 211-4958 and the conference passcode is Kforce. The prepared remarks for this call and webcast are available on the Investor Relations page of the Kforce Inc. website (http://investor.kforce.com) in the Events & Presentations section. The replay of the call can be accessed at http://investor.kforce.com from 8:00 p.m. on Monday, February 7, 2022 until February 6, 2023.
Our 2022 Annual Meeting of Kforce Inc. Shareholders will be held on Monday, April 18, 2022 at 1001 East Palm Avenue, Tampa, Florida 33605, commencing at 8:00 a.m. E.T.
About Kforce
Kforce Inc. is a solutions firm that specializes in technology and other professional staffing services. Each year, we provide meaningful opportunities for over 30,000 highly skilled professionals who work with approximately 3,000 clients, including a significant majority of the Fortune 500. At Kforce, our promise is to deliver great results through strategic partnership and knowledge sharing. For more information, please visit our website at https://www.kforce.com.
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927
Cautionary Note Regarding Forward-Looking Statements
All statements in this press release, other than those of a historical nature, are forward-looking statements including, but not limited to, the Firm's guidance for the first quarter of 2022, its financial expectations for the year ended December 31, 2022, and statements regarding the performance of technology-focused businesses, the secular drivers of technology demand, the pace of digital transformation, the Firm’s positioning to continue providing exceptional results and returns, the Firm’s opportunity to continue investing in its future growth, returning capital to its shareholders including the intent and ability to declare and pay quarterly dividends. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions, growth rate in temporary staffing and the general economy; competitive factors; risks due to shifts in the market demand; a reduction in the supply of consultants and candidates or the Firm’s ability to attract and retain such individuals; the success of the Firm in attracting and retaining its management team and key operating employees; the impacts (direct and indirect) of COVID-19 on our business, our consultants and employees, and the overall economy; the migration of our FA business towards more highly skilled assignments; changes in the service mix; ability of the Firm to repurchase shares; the occurrence of unanticipated expenses; the effect of adverse weather conditions; changes in our effective tax rate; changes in government regulations, laws and policies that impact our business and our ability to comply with the same; risk of contract performance, delays or termination or the failure to obtain new assignments or contracts, or funding under contracts; changes in client demand and our ability to adapt to such changes; our ability to continue to perform under the government-sponsored COVID-19 related initiatives; continued performance of and improvements to our enterprise information systems; impacts of outstanding litigation or other legal matters, including the risk factors and matters listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Firm’s Form 10-K for the fiscal year ending December 31, 2020, as well as assumptions regarding the foregoing. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020
Revenue	$410,358	$402,725	$354,048
Direct costs	290,371	283,461	253,587
Gross profit	119,987	119,264	100,461
Selling, general and administrative expenses	94,104	88,972	75,099
Depreciation and amortization	1,080	1,026	1,174
Income from operations	24,803	29,266	24,188
Other expense, net	1,532	1,448	1,298
Income from continuing operations, before income taxes	23,271	27,818	22,890
Income tax expense	2,711	7,650	4,605
Net income	$20,560	$20,168	$18,285
Earnings per share - diluted	$0.98	$0.96	$0.86

Weighted average shares outstanding - diluted	21,036	21,098	21,377
Adjusted EBITDA	$31,783	$34,793	$28,259

Billing days	61	64	62

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Year Ended
	Dec. 31, 2021	Dec. 31, 2020
Revenue	$1,579,922	$1,397,700
Direct costs	1,123,058	1,001,476
Gross profit	456,864	396,224
Selling, general and administrative expenses	345,721	310,713
Depreciation and amortization	4,500	5,255
Income from operations	106,643	80,256
Other expense, net	7,376	5,044
Income from continuing operations, before income taxes	99,267	75,212
Net income	$75,177	$56,039
Earnings per share - diluted	$3.54	$2.62
Weighted average shares outstanding - diluted	21,212	21,395
Adjusted EBITDA	$126,439	$97,139

Billing days	252	254

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$96,989	$103,486
Trade receivables, net of allowances	265,322	228,373
Income tax refund receivable	3,010	—
Prepaid expenses and other current assets	6,790	7,033
Total current assets	372,111	338,892
Fixed assets, net	5,964	26,804
Other assets, net	92,629	77,575
Deferred tax asset, net	7,657	10,738
Goodwill	25,040	25,040
Total assets	$503,401	$479,049
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$81,408	$35,533
Accrued payroll costs	71,424	65,849
Current portion of operating lease liabilities	6,338	5,520
Other current liabilities	22	300
Income taxes payable	1,239	964
Total current liabilities	160,431	108,166
Long-term debt - credit facility	100,000	100,000
Other long-term liabilities	54,564	90,948
Total liabilities	314,995	299,114
Commitments and contingencies
Stockholders’ equity:
Common stock	730	726
Additional paid-in capital	488,036	472,378
Accumulated other comprehensive loss	621	(4,423)
Retained earnings	442,596	388,645
Treasury stock, at cost	(743,577)	(677,391)
Total stockholders’ equity	188,406	179,935
Total liabilities and stockholders’ equity	$503,401	$479,049

Kforce Inc.
Key Statistics
(Unaudited)

	Q4 2021	Q3 2021	Q4 2020
Total Firm
Total Revenue (000's)	$410,358	$402,725	$354,048
GP %	29.2%	29.6%	28.4%
Flex revenue (000’s)	$395,776	$389,173	$344,884
Hours (000’s)	5,531	5,546	5,697
Flex GP %	26.6%	27.2%	26.5%
Direct Hire revenue (000’s)	$14,582	$13,552	$9,164
Placements	787	691	537
Average fee	$18,538	$19,611	$17,065
Billing days	61	64	62
Technology
Total Revenue (000's)	$346,424	$337,230	$266,843
GP %	28.2%	28.4%	27.4%
Flex revenue (000’s)	$337,962	$330,170	$262,266
Hours (000’s)	4,103	4,031	3,312
Flex GP %	26.4%	26.9%	26.1%
Direct Hire revenue (000’s)	$8,462	$7,060	$4,577
Placements	389	290	232
Average fee	$21,781	$24,360	$19,701
Finance and Accounting
Total Revenue (000's)	$63,934	$65,495	$87,205
GP %	35.1%	35.6%	31.4%
Flex revenue (000’s)	$57,814	$59,003	$82,618
Hours (000’s)	1,428	1,515	2,385
Flex GP %	28.3%	28.5%	27.5%
Direct Hire revenue (000’s)	$6,120	$6,492	$4,587
Placements	398	401	305
Average fee	$15,373	$16,181	$15,055

Kforce Inc.
Revenue Growth Rates
(Unaudited)

	Year-Over-Year Revenue Growth Rates
	(Per Billing Day)
	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Billing days	61	64	64	63	62
Technology Flex	31.0%	28.9%	20.9%	6.3%	0.8%
FA Flex	(28.9)%	(41.3)%	2.7%	26.4%	26.0%
Total Flex	16.6%	9.1%	16.3%	10.2%	5.9%

Kforce Inc.
Supplemental FA Flex Information
(Unaudited)
Beginning in the second quarter of 2020, Kforce secured large contracts to support government-sponsored COVID-19 related initiatives, which materially positively impacted our FA segment and specifically our FA Flex business. Given the contribution of the COVID-19 business, we are providing this supplemental information to better understand the performance of our FA Flex business.

	Three Months Ended December 31, 2021
	Total	COVID FA	Core FA
Supplemental FA Flex Information
Flex revenue (000’s)	$57,814	$4,661	$53,153
Flex GP %	28.3%	34.5%	28.6%
Hours (000’s)	1,428	110	1,318

	Three Months September 30, 2021
	Total	COVID FA	Core FA
Supplemental FA Flex Information
Flex revenue (000’s)	$59,003	$7,525	$51,478
Flex GP %	28.5%	32.8%	27.9%
Hours (000’s)	1,515	209	1,306

FA Flex gross profit percentage includes estimates for payroll taxes, benefits and other costs calculated using a consistently applied allocation.

Kforce Inc.
Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)
(Unaudited)
In addition to our financial results presented in accordance GAAP, Kforce may use certain non-GAAP financial measures, which we believe provide useful information to investors in evaluating our core operating performance. The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. The Company views these non-GAAP financial measures as supplemental and they are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Free Cash Flow
“Free Cash Flow”, a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, making acquisitions, repurchasing common stock or paying dividends. Free Cash Flow is limited, however, because it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to (but not a replacement of) our Consolidated Statements of Cash Flows.

(In Thousands)	Year Ended
	Dec. 31, 2021	Dec. 31, 2020
Net income	$75,177	$56,039
Non-cash provisions and other	30,188	27,582
Changes in operating assets/liabilities	(32,467)	25,538
Net cash provided by operating activities	72,898	109,159
Capital expenditures	(6,441)	(6,475)
Free cash flow	66,457	102,684
Equity method investment	(9,000)	(4,000)
Change in debt	—	35,000
Repurchases of common stock	(66,210)	(35,613)
Cash dividends	(20,120)	(16,787)
Net proceeds from the sale of assets held for sale	23,742	3,548
Other	(1,366)	(1,177)
Change in cash and cash equivalents	$(6,497)	$83,655

Adjusted EBITDA
“Adjusted EBITDA”, a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization, stock-based compensation expense, interest expense, net, income tax expense, legal settlement expense, SERP termination expense and loss from equity method investment. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations and management believes it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. Consequently, management believes it is useful information to investors. The measure should not be considered in isolation or as an alternative to net income, cash flows or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. The measure is not determined in accordance with GAAP and is thus susceptible to varying calculations. Also, Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
In addition, although we excluded amortization of stock-based compensation expense because it is a non-cash expense, we expect to continue to incur stock-based compensation in the future and the associated stock issued may result in an increase in our outstanding shares of stock, which may result in the dilution of our stockholder ownership interest. We suggest that you evaluate these items and the potential risks of excluding such items when analyzing our financial position.

	Three Months Ended
(In Thousands)	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020
Net income	$20,560	$20,168	$18,285
Depreciation and amortization	1,080	1,026	1,174
Stock-based compensation expense	3,551	3,512	2,889
Interest expense, net	761	750	862
Income tax expense	2,711	7,650	4,605
Legal settlement expense	2,350	1,000	—
Loss from equity method investment	770	687	444
Adjusted EBITDA	$31,783	$34,793	$28,259

	Year Ended
(In Thousands)	Dec. 31, 2021	Dec. 31, 2020
Net income	$75,177	$56,039
Depreciation and amortization	4,500	5,255
Gain on sale of corporate headquarters	(2,051)	—
Stock-based compensation expense	13,999	11,595
Interest expense, net	3,073	3,396
Income tax expense	24,090	19,173
Legal settlement expense	3,350	—
SERP termination expense	1,821	—
Loss from equity method investment	2,480	1,681
Adjusted EBITDA	$126,439	$97,139